Exhibit 99.1

Contact Information:

Investors:

Weight Watchers International, Inc. Lori Scherwin Investor Relations (212) 589-2713	Brainerd Communicators, Inc. Corey Kinger (212) 986-6667

FOR IMMEDIATE RELEASE

WEIGHT WATCHERS NAMES NICHOLAS P. HOTCHKIN

CHIEF FINANCIAL OFFICER

NEW YORK, N.Y., July 10, 2012 — Weight Watchers International, Inc. (NYSE: WTW) today announced the appointment of Nicholas P. Hotchkin to serve as its Chief Financial Officer, effective August 20, 2012. As CFO, Hotchkin will be a member of the Company’s executive leadership team and will oversee the global finance and accounting operations of the Company. Hotchkin will be reporting to David P. Kirchhoff, President and Chief Executive Officer of the Company.

Hotchkin joins the Company after having spent the past five years at Staples, Inc. Most recently, Hotchkin was Senior Vice President of Finance for the U.S. Retail division of Staples based in Massachusetts. Before assuming that position in May 2010, he had been Senior Vice President of Finance and Treasurer of Staples, a position he held from November 2006 to April 2010. Prior to joining Staples, Hotchkin held several corporate finance positions with Delphi Corporation and General Motors Corporation including assignments in the United States, Asia and Europe. Hotchkin received his B.A. in Economics from Harvard College and his M.B.A. from the Harvard Business School.

“We are thrilled to add Nick’s financial acumen, strategic thinking, and accounting expertise to the Company’s executive team” said Kirchhoff. “Nick brings a remarkable mix of leadership, financial management skills, and broad retail and B2B operational knowledge. As our global business continues to move into its next phase of transformation and innovation, I cannot imagine a stronger combination of aptitude, skills and experience in a financial officer to help direct us into this exciting next chapter.”

“I am very excited about leading the global financial and accounting operations of Weight Watchers,” added Hotchkin. “As obesity is a serious healthcare issue that is impacting people throughout the world, I am enthusiastic about the opportunity to apply my financial and business skills, experience and drive to be a part of addressing this global epidemic.”

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 45,000 meetings each week where members receive group support and learn about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at www.weightwatchersinternational.com).

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